Exhibit (k)(1)

ADMINISTRATION CONTRACT
PRISM MULTI STRATEGY FUND

AGREEMENT, made this 19th day of September, 2017, between PRISM Multi Strategy Fund (“Fund”), a Delaware statutory trust, and Crow Point Partners, LLC (“Crow Point”), a Delaware limited liability company.

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, Crow Point is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, Crow Point renders investment management and investment advisory services to the Fund pursuant to an Investment Advisory Agreement between Crow Point and the Fund dated September 15, 2017; and

WHEREAS, the Fund wishes to retain Crow Point to furnish certain administration, non-investment advisory services to the Fund and Crow Point desires to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between Crow Point and the Fund as follows:

I.	Appointment

The Fund hereby appoints Crow Point to act as an administrator to the Fund for the periods and on the terms set forth herein. Crow Point accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein and agrees to render the services and carry out its obligations set forth in this Agreement.

II.	Services as Administration Services Provider

Crow Point agrees, during the life of this Agreement, to provide the following services to the Fund:

1.	assist in the preparation and filing of reports and proxy statements (if any) to the shareholders of each Fund, the periodic updating of the registration statement, Prospectus, SAI, and other reports and documents for the Funds required to be filed by the Fundt with the U.S. Securities and Exchange Commission (“SEC”) and other governmental bodies;
2.	provide periodic and special reports to the Board of Trustees (the “Board”) of the Trust, as requested;
3.	cooperate with and provide reasonable assistance to the Fund’s other service providers by: (a) keeping them fully informed as to such matters that they reasonably may deem necessary or appropriate with respect to the performance of their obligations to the Fund; (b) providing prompt responses to reasonable requests for information or assistance; and (c) establishing appropriate processes to promote the efficient exchange of information between Crow Point and the Fund’s other service providers;
4.	with respect to the Fund’s securities transactions and holdings: (a) maintain required and/or necessary books and records; (b) render to the Board such periodic and special reports as the Board may reasonably request; and (c) keep the Board informed of developments materially affecting the Fund’s portfolio;

5.	make available to the Board, the Fund’s Chief Compliance Officer (“CCO”) and administrator, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board, Crow Point will complete periodic or special questionnaires and furnish to the Board such periodic and special reports regarding the Fund and Crow Point. In addition, Crow Point will furnish to the Board, and, subject to compliance with any applicable policies and procedures regarding disclosure of the Fund’s portfolio holdings, to third-party data reporting services all currently available standardized performance information and other customary data;
6.	review draft reports to shareholders and other documents provided to Crow Point, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;
7.	make available to the Fund’s service providers and, as appropriate, the Fund, promptly upon its request, such copies of its investment records and ledgers with respect to the Fund as any of them consider to be necessary and/or required to assist the administrator and the Fund in its compliance with applicable laws and regulations. Crow Point will furnish the Board with such periodic and special reports regarding each Fund as they may reasonably request;
8.	Crow Point shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code;
9.	facilitate the preparation of certain Fund’s regulatory filings;
10.	liaise with securities regulators or exchange personnel as appropriate and fulfill regulatory compliance responsibilities;
11.	authorize expenditures and approving bills for payment on behalf of the Fund;
12.	supervise preparation of periodic reports to Fund shareholders, notices of dividends, capital gains distributions and tax credits; and attend to routine correspondence and other communications with individual Fund shareholders when asked to do so by the Fund’s shareholder servicing agent or other agents of the Fund;
13.	coordinate the daily pricing of the Fund’s investment portfolio, including collecting quotations from pricing services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data;
14.	prepare and file of tax reports including the Fund’s income tax returns, and monitoring the Fund’s compliance with subchapter M of the Internal Revenue Code, and other applicable tax laws and regulations;
15.	monitor the Fund’s compliance with: 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Board or by Crow Point and applicable to the Fund;
16.	assist in preparing regulatory reports, including without limitation, NSARs, proxy statements, and U.S. and foreign ownership reports; and

17.	Receive investor applications from new investors in the Fund and Fund shareholders who are purchasing additional shares in the Fund. Review investor applications for completeness, address any missing items and open issues, and forward the complete investor application to M3Sixty Administration, LLC, as transfer agent, for opening a shareholder account or purchasing additional shares in an existing account. Complete applications will be forwarded to Operations@m3sixty.net or sent via hardcopy to:

PRISM Multi Strategy Fund
C/O M3Sixty Administration, LLC
4300 Shawnee Mission Parkway, Suite 100
Fairway, KS 66205

III.	Compensation

The Fund agrees to pay to Crow Point as compensation for such services a monthly fee equal on an annual basis to 0.10% of the average daily net assets of the Fund. From time to time, Crow Point may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. Crow Point shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of each affected Fund’s expenses, as if such waiver or limitation were fully set forth herein.

IV.	Term and Termination

1.            Term. This Agreement shall remain in full force and effect indefinitely after its execution until it is terminated.

2.            Termination. This Agreement may be terminated by the Fund at any time on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Board of the Fund in office at the time or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

V.	Indemnification

Crow Point, its officers, employees, shareholders, and agents will be liable for any loss suffered by the Trust resulting from any material violation by Crow Point of applicable U.S. securities laws, willful misfeasance, bad faith, negligence or reckless disregard on the part of Crow Point in the performance of its obligations and duties under this Agreement.

Any director, officer, employee, shareholder or agent of Crow Point, who may be or become an officer, director, employee or agent of the Trust, will be deemed, when rendering services to the Trust, or acting on any business of the Trust (other than services or business in connection with Crow Point’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of Crow Point even though such person may be receiving compensation from Crow employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Crow Point may sustain or incur or which may be asserted against Crow Point by any person by reason of, or as a result of any action taken or omitted to be taken by Crow Point except claims, demands, expenses and liabilities arising from any material violation by Crow Point of applicable U.S. securities laws, willful misfeasance, bad faith, negligence or reckless disregard on the part of Crow Point in the performance of its obligations and duties under this Agreement.

If a claim is made against Crow Point as to which Crow Point may seek indemnity under this Section, Crow Point will notify the Trust promptly after receipt of any written assertion of such claim threatening to institute an action or proceeding with respect thereto and will notify the Trust promptly of any action commenced against Crow Point within ten (10) days after Crow Point has been served with a summons or other legal process. Failure to notify the Trust will not, however, relieve the Trust from any liability, which it may have on account of the indemnity under this Section so long as the Trust has not been prejudiced in any material respect by such failure.

The Trust and Crow Point will cooperate in the control of the defense of any action, suit or proceeding in which Crow Point is involved and for which indemnity is being provided by the Trust to Crow Point.

The terms of this Section will survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

PRISM MULTI STRATEGY FUND

By:	/s/ Peter J. DeCaprio

Name: Peter J. DeCaprio

Title: President

CROW POINT PARTNERS, LLC

By:	/s/ Peter J. DeCaprio

Name: Peter J. DeCaprio

Title: Managing Member

SCHEDULE A
As of September 19, 2017

PRISM Multi Strategy Fund	0.10%